Exhibit (e)

NorthStar Real Estate Capital Income Fund-T

DISTRIBUTION REINVESTMENT PLAN

This DISTRIBUTION REINVESTMENT PLAN ("Plan") is adopted by NorthStar Real Estate Capital Income Fund-T, a Delaware statutory trust (the "Trust"), with respect to distributions declared by its board of trustees (the "Board") on its common shares of beneficial interest, par value $0.001 per share (the "Shares").

1.          Distribution Reinvestment. As agent for the shareholders ("Shareholders") of the Trust who elect to participate in the Plan (the "Participants"), the Trust will apply all distributions declared and paid in respect of the Shares held by such Participant and designated for inclusion in the Plan (the "Distributions"), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares of the same class for such Participants directly. A Participant may designate all or a portion of his or her shares for inclusion in the Plan, provided that Distributions will be reinvested only with respect to Shares under the Plan.

2.          Procedure for Participation. Any Shareholder who has received a prospectus (a "Prospectus"), as contained in the Trust's registration statement filed with the Securities and Exchange Commission (the "SEC"), may elect to become a Participant by notifying the Trust, in writing at the address included in the then-current Prospectus under the heading "Distribution Reinvestment Plan," of such election. If Shares are held by a broker or other financial intermediary, a Shareholder may elect to become a Participant by notifying their broker or other financial intermediary of their election. Participation in the Plan will begin with the next Distribution payable to the Participant after receipt by the Trust of such Participant's written notice. Shares will be purchased under the Plan on the date that Distributions are paid by the Trust. The Trust intends to make Distributions on a monthly basis.

3.          Shares Purchased Pursuant to the Plan. The Trust shall use newly-issued Shares, including fractions, to implement the Plan. There will be no selling commissions, dealer manager fees or other sales charges on Shares issued to a shareholder. Additionally, to the extent the Trust incurs a distribution and servicing fee, such fee will not be payable with respect those Shares issued under the Plan. The number of Shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the distribution payable to such Shareholder by a price equal to the net asset value as determined by the Board. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Trust's public offering.

4.          Taxes. REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS.

5.          Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Trust issues certificates for its Shares.

6.          Reports. The Trust will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Within 90 days after the end of the Trust's fiscal year, the Trust shall provide each Shareholder with an individualized report on such Shareholder's investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Trust shall provide to each Participant an individualized quarterly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.

7.          Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Trust a written notice. If Shares are held by a broker or other financial intermediary, a Participant may terminate participation by notifying their broker or other financial intermediary of such termination. Prior to the listing of the Shares on a national stock exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares.

8.          Amendment, Suspension or Termination of Plan by the Trust. The Board may by majority vote (including a majority of the trustees of the Trust who are not "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended)), amend, suspend or terminate the Plan for any reason, except to eliminate a Participant's ability to withdraw from the Plan, upon ten days written notice to the Participants.

9.          Liability of the Trust. The Trust shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Trust has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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